                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                 OMNICARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           DELAWARE                                                                  31-1001351
(State or other jurisdiction of incorporation or organization)                          (I.R.S. Employer Identification No.)

100 EAST RIVERCENTER BLVD. - SUITE 1600, COVINGTON, KENTUCKY 41011; (606) 392-3300

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CHERYL D. HODGES
                                 OMNICARE, INC.
                     100 EAST RIVERCENTER BLVD. -- SUITE 1600
                    COVINGTON, KENTUCKY 41011; (606) 392-3300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

      MORTON A. PIERCE                                   JOSEPH M. RIGOT
      RICHARD D. PRITZ                               THOMPSON HINE & FLORY LLP
    DEWEY BALLANTINE LLP                             2000 COURTHOUSE PLAZA N.E.
1301 AVENUE OF THE AMERICAS                           DAYTON, OHIO 45401-8801
 NEW YORK, NEW YORK 10019

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------

                                             CALCULATION OF REGISTRATION FEE
=======================================================================================================================
TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE       PROPOSED MAXIMUM           PROPOSED MAXIMUM         AMOUNT OF
         TO BE REGISTERED            REGISTERED    OFFERING PRICE PER SHARE(1)   AGGREGATE OFFERING    REGISTRATION FEE
                                                                                      PRICE (1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock........................   301,379              $33.97                  $10,237,844.63        $3,020.16
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low reported prices of the Common Stock on the New York Stock Exchange Composite Tape on September 21, 1998.

                             ----------------------

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                                 OMNICARE, INC.

                                  COMMON STOCK

         This Prospectus covers the offering for resale of 301,379 shares (the "Shares" ) of Common Stock, par value $1.00 per share, of Omnicare, Inc. ("Omnicare" or the "Company") by the Selling Securityholders named herein under "Selling Securityholders," who acquired the Shares in connection with acquisitions by Omnicare and its subsidiaries of (i) Premiere Institutional Pharmacy, Inc., (ii) RxCare, LLC, (iii) Cherry Hill Pharmacy, Inc., and (iv) LTPC, Inc.

         The Common Stock is listed on the New York Stock Exchange under the symbol OCR.

         The Shares covered by this Prospectus may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable.

         Certain persons who sell the Shares covered by this Prospectus, and any broker or dealer to or through whom any such person shall sell such securities, may be deemed to be underwriters within the meaning of the Securities Act of 1993 (the "Securities Act") with respect to the sale of such securities.

                           --------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                     STATE SECURITIES COMMISSION NOR HAS THE
                      SECURITIES AND EXCHANGE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                           --------------------------


                 The date of this Prospectus is __________, 1998

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION WITHIN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              AVAILABLE INFORMATION

         Omnicare is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (Symbol: OCR), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Act with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; the Company's Current Reports on Form 8-K dated February 18, 1998, April 17, 1998, May 19, 1998, August 7, 1998,
August 20, 1998, September 28, 1998 and September 28, 1998; and the Company's Form 8-A Registration Statement filed September 14, 1993 are hereby incorporated by reference in this Prospectus. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Omnicare, Inc., 100 East RiverCenter Blvd., Suite 1600, Covington, Kentucky 41011,
Attention: Corporate Secretary -- Cheryl D. Hodges (telephone:  (606) 392-3300).

                                   THE COMPANY

         Omnicare is a leading provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. The Company purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for patients in such facilities. The Company also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, the Company provides ancillary services, such as infusion therapy, distributes medical supplies, and offers clinical care plan and financial software information systems to its client nursing facilities. The Company currently provides these services to over 556,000 residents in over 6,900 nursing homes and other long-term care facilities in 41 states. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

         The Company's executive offices are located at 100 East RiverCenter Blvd., Suite 1600, Covington, Kentucky 41011, and its telephone number is
(606) 392-3300.

Common Stock and warrants to purchase up to 1.5 million shares of Common Stock at $48 per share. The purchase price is subject to adjustment as set forth in the Agreement.

                             SELLING SECURITYHOLDERS

         Set forth below for each of the Selling Securityholders, who acquired Shares in connection with the acquisitions identified on the cover page of this Prospectus, are the maximum number of Shares that may be sold by such hereunder.

SELLING SECURITYHOLDER                               NUMBER OF SHARES OWNED
----------------------                               ----------------------
Martin Weiss                                                    55,384(1)
Solomon Goldner                                                 27,692(1)
Ronald J. Mayer                                                  9,231(1)
Strategic Alliance Network                                       8,174(1)
Edwin Bernstein                                                  8,145(1)
Benjamin Yellin                                                  8,145(1)
Anthony Chase                                                   23,545(2)
Kathy Chase                                                     23,545(2)(3)
Cherry Hill Pharmacy, Inc.                                      83,269(4)
LTPC, Inc.                                                      54,249(5)

----------------------

(1) These Shares were acquired by the Selling Securityholder in connection with the acquisition by the Company of Premiere Institutional Pharmacy, Inc.

(2) These Shares were acquired by the Selling Securityholder in connection with a non-competition agreement entered into between the Company, RxCare, LLC and the Selling Securityholder.

(3) The Selling Securityholder is an employee of the Company or a subsidiary thereof.

(4) These Shares were acquired by the Selling Securityholder in connection with the acquisition by the Company of the business of Cherry Hill Pharmacy, Inc.

(5) These Shares were acquired by the Selling Securityholder in connection with the acquisition by the Company of the business of LTPC, Inc.

                              PLAN OF DISTRIBUTION

         The Company is not aware of any plan of distribution with respect to the Shares. Distribution of the Shares by the Selling Securityholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Securityholders may effect such transactions by selling Shares to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Securityholders and may receive commissions from the purchasers of Shares for whom they may act as agent.

                           DESCRIPTION OF COMMON STOCK

         The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Common Stock have one vote on any matter submitted to the vote of stockholders. The Common Stock does not have cumulative voting rights. Upon any liquidation of the Company, the holders of Common Stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of Common Stock are fully paid and nonassessable. The Board of Directors, without further action by the stockholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications.

         With certain exceptions, in the event a person owns 10% or more of the Company's stock entitled to vote, the approval of holders of a majority of the shares not so owned is required to authorize (1) any merger of the Company with such person or entity, (2) any sale, lease or other disposition of all or substantially all of the Company's assets to such person or entity or (3) certain issuances and transfers of securities of the Company to such person or entity. Directors may be removed without cause only by the affirmative vote of the holders of two-thirds of the Company's capital stock entitled to vote on the election of directors. The sections of the Company's Restated Certificate of Incorporation described above may not be altered, amended or repealed without approval of the holders of two-thirds of the outstanding shares of each class entitled to vote thereon as a class. In addition, the Board of Directors of the Company, when evaluating any offer of another person to make a tender or exchange offer, merge or purchase or otherwise acquire all or substantially all of the assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including the social and economic effects on employees, customers, suppliers and other constituents of Omnicare and on the communities in which Omnicare operates or is located.

                                     EXPERTS

         The audited financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 28, 1998 for the fiscal year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP to the extent and for the periods appearing therein, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby by the Selling Securityholders will be passed upon for the Company by Thompson Hine & Flory LLP.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemized statement of the expenses (all but the SEC fees are estimates) in connection with the issuance of the Shares being registered hereunder. All such expenses will be borne by the Company.

SEC Registration Fee.........................................  $  3,020.16
Legal Fees and expenses......................................  $  6,000
Accounting fees and expenses.................................  $  2,500
Miscellaneous................................................  $  4,479.84
         Total...............................................  $  16,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Restated Certificate of Incorporation and Bylaws of Omnicare, and separate Indemnification Agreements, provide for the indemnification of each director and officer of Omnicare in connection with any claim, action, suit or proceeding brought or threatened by reason of his or her position with Omnicare. In addition, the General Corporation Law of the State of Delaware ("Delaware Law") permits Omnicare to indemnify its directors, officers and others against judgments, fines, amounts paid in settlement and attorneys' fees resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified in the Delaware Law.

         The Company's directors and officers are, in addition, insured against loss arising from any claim against them or a wrongful act or omission with certain exceptions and limitations.

ITEM 16. EXHIBITS.

         Each of the following Exhibits is filed herewith or incorporated by reference in this Registration Statement.

Exhibit
Number                       Description of Exhibit
------                       ----------------------
3(a)  Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

3(b)  Certificate of Amendment of the Company's Restated Certificate of
      Incorporation (incorporated herein by reference to the Company's
      Registration Statement on Form S-4 (File No. 333-53749), filed with the
      Commission on May 27, 1998).

3(c)  Amended Bylaws of the Company.

5 Opinion of Thompson Hine & Flory LLP with respect to the legality of the securities being registered.

23(a) Consent of PricewaterhouseCoopers LLP.

23(b) Consent of Thompson Hine & Flory LLP (contained in Exhibit 5).

24    Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on the 28th day of September, 1998.

                                              OMNICARE, INC.

                                            By:   /s/ Joel F. Gemunder
                                               ------------------------
                                                  Joel F. Gemunder
                                                  President

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Edward L. Hutton, Joel
F. Gemunder and Cheryl D. Hodges, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signatures                           Title                            Date
          ----------                           -----                            ----

/s/ Edward L. Hutton              Chairman and Director (Principal        September 28, 1998
------------------------------    Executive Officer)
Edward L. Hutton


/s/ Joel F. Gemunder              President and Director (Principal       September 28, 1998
------------------------------    Executive Officer)
Joel F. Gemunder


/s/ David W. Froesel, Jr.         Senior Vice President and Chief         September 28, 1998
------------------------------    Financial Officer (Principal
David W. Froesel, Jr.             Financial Officer and Principal
                                  Accounting Officer)


/s/ Ronald K. Baur                Director                                September 28, 1998
------------------------------
Ronald K. Baur


/s/ Timothy E. Bien               Director                                September 28, 1998
------------------------------
Timothy E. Bien


______________________________    Director                                            , 1998
Charles H. Erhart, Jr.


/s/ Mary Lou Fox                  Director                                September 28, 1998
------------------------------
Mary Lou Fox


/s/ Cheryl D. Hodges              Director                                September 28, 1998
------------------------------
Cheryl D. Hodges


/s/ Thomas C. Hutton              Director                                September 28, 1998
------------------------------
Thomas C. Hutton


/s/ Patrick E. Keefe              Director                                September 28, 1998
------------------------------
Patrick E. Keefe


/s/ Sandra E. Laney               Director                                September 28, 1998
------------------------------
Sandra E. Laney


/s/ Andrea R. Lindell             Director                                September 28, 1998
------------------------------
Andrea R. Lindell


/s/ Sheldon Margen                Director                                September 28, 1998
------------------------------
Sheldon Margen


/s/ Kevin J. McNamara             Director                                September 28, 1998
------------------------------
Kevin J. McNamara

                                INDEX TO EXHIBITS

Exhibit
Number                    Description
------                    -----------
3(a)  Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

3(b) Certificate of Amendment of the Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's
      Registration Statement on Form S-4 (File No. 333-53749), filed with the
      Commission on May 27, 1998).

3(c)  Amended Bylaws of the Company.

5 Opinion of Thompson Hine & Flory LLP with respect to the legality of the securities being registered.

23(a) Consent of PricewaterhouseCoopers LLP.

23(b) Consent of Thompson Hine & Flory LLP (contained in Exhibit 5).

24    Power of Attorney (included on signature page).